Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

First quarter net product sales increase to $76 million

San Diego, CA – April 26, 2006 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the first quarter ended March 31, 2006. The Company reported total revenue of $82.3 million for the first quarter, including net product sales of $75.9 million. Net loss for the quarter ended March 31, 2006 was $67.9 million, or $0.61 per share. Pro forma net loss for the quarter ended March 31, 2006 was $57.0 million or $0.51 per share. This excludes stock-based compensation expense of $10.9 million, or $0.10 per share. At March 31, 2006, the Company held cash, cash equivalents and short-term investments of approximately $386 million. On April 5, 2006, the Company completed a public offering of 11.5 million shares of its common stock, generating net proceeds of approximately $508 million.

“The physician and patient demand for our two first-in-class products, BYETTA and SYMLIN, continues to increase, and has resulted in strong revenue growth in the first quarter. We also initiated a clinical study of exenatide LAR and announced further developments in our research programs,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer. “The financing that was completed in April strengthened our financial position and will enable us to focus on maximizing opportunities to build our business for the future.”

Net product sales of $75.9 million for the first quarter include $68.3 million for BYETTA® (exenatide) injection and $7.6 million for SYMLIN® (pramlintide acetate) injection. Net product sales consist of shipments of BYETTA and SYMLIN to the Company’s wholesale distributors, net of allowances for prescription coupons, payor discounts, distribution fees and returns. Cost of goods sold was $9.7 million for the quarter ended March 31, 2006.

The Company reported revenues under collaborative agreements of $6.5 million for the quarter ended March 31, 2006, compared to $4.3 million for the same period in 2005. Collaborative revenue in the current quarter consists primarily of amounts earned under the collaboration with Eli Lilly and Company on BYETTA, including cost sharing payments and the continued amortization of up-front payments.

Research and development expenses were $51.8 million for the quarter ended March 31, 2006, compared to $27.5 million for the same period in 2005. The increase reflects costs associated with the development of the Company’s long-acting release (LAR) formulation of BYETTA, or exenatide LAR, support for the Company’s commercial products, costs associated with the acquisition of rights to leptin and a $5.0 million expense for stock-based compensation.

Selling, general and administrative expenses for the quarter ended March 31, 2006 were $59.9 million, compared to $20.1 million in the same period in 2005. The increase in 2006 reflects the expansion of the Company’s commercial organization and business infrastructure to support the launches of BYETTA and SYMLIN in the United States in 2005 and $5.8 million of stock-based compensation expense.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $30.0 million for the quarter ended March 31, 2006.

First quarter highlights

•                                          Reported positive results from a 16-week Phase 2 dose-ranging study evaluating the safety and weight effects of pramlintide in obese subjects.

•                                          Submitted a supplemental New Drug Application (or sNDA) to the Food and Drug Administration (FDA) to seek approval for expanded use of BYETTA as add-on therapy to a common class of oral diabetes medication called thiazolidinediones (or TZDs), in people with type 2 diabetes who are not achieving acceptable blood sugar control.

•                                          Initiated a long-term comparator clinical study of exenatide LAR in patients with type 2 diabetes.

•                                          Initiated public offering of common stock, which generated net proceeds to Amylin of approximately $508 million and closed in early April.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.

Ginger L. Graham, Amylin’s President and Chief Executive Officer will lead the call. During the call, the Company plans to provide supporting details underlying its first quarter financial results, and information regarding key trends and assumptions for the remainder of 2006 operations. For those without access to the Internet, the live call may be accessed by phone by calling (866) 700-7441 (domestic) or (617) 213-8839 (international), passcode 30484755. A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 10983852.

Note Regarding Use of Non-GAAP Financial Measures

The Company presents pro forma financial information that excludes stock-based compensation expense. Pro-forma information is used by management to evaluate, assess and benchmark the Company’s operating results, and the Company believes that pro-forma reporting represents relevant and useful information that is widely used by analysts, investors and other interested parties in its industry. The Company uses pro forma financial information excluding stock-based compensation expense, as it is not an expense that requires or will require any cash payments by the Company. The Company adopted Statement of Financial Accounting Standards No. 123R (FAS 123R), “Share-Based Payment” on January 1, 2006 and recorded $10.9 million, or $0.10 per share, of stock-based compensation expense for the quarter ended March 31, 2006.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from quarter to quarter and may not meet market expectations; risks that our clinical trials will not be completed when planned; risks that the FDA may not approve the Company’s sNDA and risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed prospectus supplement. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 31,
	2006	2005
Revenues:
Net product sales	$75,872	$—
Revenue under collaborative agreements	6,474	4,262
Total revenues	82,346	4,262

Costs and expenses:
Cost of goods sold	9,744	—
Selling, general and administrative	59,863	20,071
Research and development	51,774	27,468
Collaborative profit sharing	29,970	—
Total costs and expenses	151,351	47,539
Operating loss	(69,005)	(43,277)
Interest income (expense), net	1,104	(327)
Net loss	$(67,901)	$(43,604)

Net loss per share – basic and diluted	$(0.61)	$(0.43)
Shares used in computing net loss per share – basic and diluted	111,285	101,332

The following table presents a reconciliation of pro forma financial information to the Company’s reported GAAP results for the quarter ended March 31, 2006:

	Quarter ended March 31, 2006
	Pro forma	Stock-based compensation expense	Reported GAAP results
Net Loss	$(57,023)	$(10,878)	$(67,901)
Net loss per share - basic and diluted	$(0.51)	$(0.10)	$(0.61)
Selling, general and administrative expenses	$54,024	$5,839	$59,863
Research and development expenses	$46,735	$5,039	$51,774

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2006	2005
Assets
Cash, cash equivalents and short-term investments (1)	$386,357	$443,423
Accounts receivable, net	41,893	26,725
Inventories	34,115	26,750
Other current assets	17,773	17,847
Property and equipment, net	49,599	42,050
Other assets	10,689	11,192
Total assets	$540,426	$567,987

Liabilities and stockholders’ equity
Current liabilities	$109,467	$99,611
Other liabilities, net of current portion	24,373	24,112
Convertible senior notes	375,000	375,000
Stockholders’ equity	31,586	69,264
Total liabilities and stockholders’ equity	$540,426	$567,987

(1) Balance at March 31, 2006 does not reflect approximately $508 million in net proceeds from public offering of 11.5 million shares of common stock completed in early April.